As filed with the Securities and Exchange Commission on November 15, 2016

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lantheus Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2318913
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

331 Treble Cove Road

North Billerica, Massachusetts 01862

(978) 671-8001

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael P. Duffy

Senior Vice President, Strategy & Business Development,

General Counsel and Secretary

331 Treble Cove Road, Building 600-2

North Billerica, Massachusetts 01862

(978) 671-8001

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Craig E. Marcus

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600 (617) 951-7000 (Phone)

(617) 951-7050 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-212940

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.01 per share	(1)(2)	(1)(2)	$1,680,000	$195(3)

(1)	The Registrant previously registered such indeterminate number of shares of the Registrant’s common stock having an aggregate offering price not to exceed $50,000,000 on a Registration Statement on Form S-3 (File No. 333-212940), which was declared effective on August 31, 2016 (the “Registration Statement”). Pursuant to the Registration Statement, the Registrant has previously issued and sold $41,600,000 of shares of common stock. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional indeterminate number of shares of the Registrant’s securities as shall have an aggregate offering price not to exceed $1,680,000 are being registered hereunder. The proposed maximum offering price per share will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Represents the registration fee only for the additional amount of shares of the Registrant’s common stock being registered hereby. The Registrant previously registered shares of the Registrant’s common stock pursuant to a Registration Statement on Form S-3 (File No. 333-212940), for which a fee of $5,035 was paid with respect to the primary offering.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (“Rule 462(b)”), and General Instruction IV.A. to Form S-3 to register the Registrant’s securities, with an aggregate initial offering price not to exceed $1,680,000. In accordance with Rule 462(b), this Registration Statement incorporates by reference the contents of the Registrant’s Registration Statement on Form S-3 (File No. 333-212940), initially filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2016 and declared effective by the SEC on August 31, 2016, including all exhibits thereto and all information incorporated by reference therein, other than the exhibits included herein.

The required opinion and consents are listed on the Exhibit Index attached to and filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Billerica, Commonwealth of Massachusetts, on November 15, 2016.

Lantheus Holdings, Inc.

By:	/s/ Mary Anne Heino
Name:	Mary Anne Heino
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 11533, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mary Anne Heino Mary Anne Heino	President, Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2016

/s/ John Crowley John Crowley	Chief Financial Officer and Treasurer (Principal Financial and Principal Accounting Officer)	November 15, 2016

* Brian Markison	Non-Executive Chairman of the Board of Directors	November 15, 2016

* David Burgstahler	Director	November 15, 2016

* James C. Clemmer	Director	November 15, 2016

* Samuel Leno	Director	November 15, 2016

* Frederick Robertson	Director	November 15, 2016

* Derace Schaffer	Director	November 15, 2016

* Sriram Venkataraman	Director	November 15, 2016

*By:	/s/ Michael P. Duffy Michael P. Duffy Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to Registration Statement No. 333-212940 filed with the Securities and Exchange Commission on August 5, 2016)